Exhibit (a)(1)(v)

OFFER TO REPURCHASE

up to 4,085,947 of the Issued and Outstanding Common Shares of Beneficial Interest
of
Claymore Dividend & Income Fund
at
99.5% of Net Asset Value Per Common Share
By
Claymore Dividend & Income Fund

in Exchange for Portfolio Securities of Claymore Dividend & Income Fund

THE OFFER TO REPURCHASE WILL EXPIRE AT 11:59 P.M., EASTERN TIME,
ON JANUARY 4, 2010, UNLESS THE OFFER IS EXTENDED.

THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN THE OFFER TO REPURCHASE DATED DECEMBER 1, 2009 AND IN THE LETTER OF TRANSMITTAL DATED DECEMBER 1, 2009.

To Our Clients:

Enclosed for your consideration is the Offer to Repurchase, dated December 1, 2009 (the “Offer to Repurchase”), of Claymore Dividend & Income Fund, a non-diversified, closed-end management investment company organized as a statutory trust under the laws of the state of Delaware (the “Fund”), and a related Letter of Transmittal, dated December 1, 2009 (which, together with the Offer to Repurchase and any amendments or supplements thereto, collectively constitute the “Offer”), pursuant to which the Fund is offering to repurchase up to 4,085,947 (approximately 45%) of its issued and outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”). As of November 24, 2009, 9,079,884 Common Shares were outstanding. The offer is to repurchase Common Shares in exchange for a pro rata portion of the securities (other than (i) securities that are not traded on a public securities market or for which quoted bid and asked prices are not available, (ii) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended (the “1933 Act”), (iii) securities issued by entities in countries that restrict or prohibit the holdings of securities by non-residents other than through qualified investment vehicles, or whose distribution would otherwise be contrary to applicable local rules and regulations, and (iv) securities that involve the assumption of contractual obligations, require special trading facilities, or can be traded only with the counterparty to the transaction) held in the Fund’s investment portfolio (the “Portfolio Securities”), subject to adjustment for fractional shares of Portfolio Securities and odd lots of Portfolio Securities below minimum trading thresholds, at a price equal to 99.5% of the net asset value per Common Share determined as of the close of the regular trading session of the New York Stock Exchange (“NYSE”), the principal market in which the Common Shares are traded, on the business day immediately following the day the offer expires (the “Repurchase Pricing Date”).  The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Repurchase and the related Letter of Transmittal. The Offer will expire at 11:59 p.m., Eastern time, on January 4, 2010, unless extended (the “Expiration Date”).

The Offer to Repurchase and the Letter of Transmittal are being forwarded to you for your information only and cannot be used by you to tender Common Shares held by us for your account. We are the holder of record of Common Shares held for your account. A TENDER OF SUCH COMMON SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND ONLY PURSUANT TO YOUR INSTRUCTIONS.

Your attention is called to the following:

1.           The repurchase price to be paid for the Common Shares is a pro rata portion of the Portfolio Securities, subject to adjustment for fractional shares of Portfolio Securities and odd lots of Portfolio Securities below minimum trading thresholds, at a price equal to 99.5% of the NAV per Common Share determined as of the close of the regular trading session of the NYSE on the Repurchase Pricing Date.

2.           The Offer is not conditioned upon any minimum number of Common Shares being tendered by shareholders in the aggregate.

3.           Upon the terms and subject to the conditions of the Offer, the Fund will repurchase all Common Shares validly tendered and not timely withdrawn (up to the total number of Common Shares offered for repurchase) on or prior to the Expiration Date.

4.           No fees or commission will be payable to the Fund in connection with the Offer. However, a broker, dealer or other person may charge a fee for processing the transactions on behalf of shareholders. Additionally, securities transfer taxes, if any, to be paid by participating shareholders with respect to the transfer of Portfolio Securities shall be deducted directly from each participating shareholder’s proceeds from the repurchase pursuant to the Offer.

5.           Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS TO US SHOULD BE FORWARDED AS PROMPTLY AS POSSIBLE IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THE OFFER.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with applicable law.

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES IS MAKING ANY RECOMMENDATION TO ANY SHAREHOLDER WHETHER TO TENDER OR REFRAIN FROM TENDERING COMMON SHARES IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ AND EVALUATE THE OFFER AND ACCOMPANYING MATERIALS CAREFULLY.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter, and the enclosed Offer, dated December 1, 2009, relating to Claymore Dividend & Income Fund (the “Fund”), to repurchase up to 4,085,947 shares of its issued and outstanding common shares of beneficial interest, par value $0.01 per share (the “Common Shares”).

This will instruct you to tender to the Fund the number of Common Shares indicated below (which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer that you have furnished to the undersigned.

AGGREGATE NUMBER OF SHARES TO BE TENDERED:

Common Shares

(Enter number of Common Shares to be tendered)

ODD LOTS

This section is to be completed ONLY if Common Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of not more than 99 Common Shares. The undersigned:

☐
Is the beneficial or record owner of an aggregate of not more than 99 Common Shares, all of which are being tendered; and, hereby represents that the above indicated information is true and correct as to the undersigned.

SIGN HERE

Account Number:

Signature:

Dated:

Name(s) and Address(es) (Please print.)

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number.